                                    EXHIBIT 4






                           FIRST SECURITY CORPORATION

                                      1994

                          EMPLOYEE STOCK PURCHASE PLAN


                                TABLE OF CONTENTS

ARTICLE NUMBER DESCRIPTION                                               PAGE

ARTICLE I      PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . .  1

      1.01  Name of Plan. . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.02  Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.03  Effective Date  . . . . . . . . . . . . . . . . . . . . . . .  1
      1.04  Prior Plans . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .  2
      2.01  "Administrative Committee"  . . . . . . . . . . . . . . . . .  2
      2.02  "Board" . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.03  "Claimant"  . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.04  "Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.05  "Corporation" . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.06  "Date of Purchase"  . . . . . . . . . . . . . . . . . . . . .  2
      2.07  "Effective Date"  . . . . . . . . . . . . . . . . . . . . . .  2
      2.08  "Eligible Employee" . . . . . . . . . . . . . . . . . . . . .  2
      2.09  "Employee"  . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.10  "Employee Note, Pledge Agreement and Disclosure Statement"  .  3
      2.11  "Employee Stock Purchase Agreement" . . . . . . . . . . . . .  3

      2.12  "Enrollment Date" . . . . . . . . . . . . . . . . . . . . . .  3
      2.13  "Fair Market Value" . . . . . . . . . . . . . . . . . . . . .  3
      2.14  "Letter"  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.15  "Opportunity" . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.16  "Opportunity Date"  . . . . . . . . . . . . . . . . . . . . .  3
      2.17  "Pendency of an Opportunity"  . . . . . . . . . . . . . . . .  4
      2.18  "Plan" or "1994 Plan" . . . . . . . . . . . . . . . . . . . .  4
      2.19  "Plan Year" . . . . . . . . . . . . . . . . . . . . . . . . .  4
      2.20  "Purchase Price"  . . . . . . . . . . . . . . . . . . . . . .  4
      2.21  "Shares"  . . . . . . . . . . . . . . . . . . . . . . . . . .  4


ARTICLE III    THE SHARES . . . . . . . . . . . . . . . . . . . . . . . .  4

      3.01  Aggregate Limitation on the Shares  . . . . . . . . . . . . .  4
      3.02  Limitations on the Acquisition of Shares  . . . . . . . . . .  4
      3.03  Recapitalization  . . . . . . . . . . . . . . . . . . . . . .  5
      3.04  Rights as a Shareholder . . . . . . . . . . . . . . . . . . .  6


ARTICLE IV     TERMS AND CONDITIONS OF OPPORTUNITIES  . . . . . . . . . .  6

      4.01  Granting of Opportunities . . . . . . . . . . . . . . . . . .  6
      4.02  Letters . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      4.03  Summary Plan Description / Prospectus . . . . . . . . . . . .  7
      4.04  Purchasing Shares Under the 1994 Plan . . . . . . . . . . . .  7
      4.05  Date of Purchase  . . . . . . . . . . . . . . . . . . . . . .  7
      4.06  No Employment Rights  . . . . . . . . . . . . . . . . . . . .  7
      4.07  No Discrimination . . . . . . . . . . . . . . . . . . . . . .  8
      4.08  Medium and Time of Payment  . . . . . . . . . . . . . . . . .  8
      4.09  Termination of Employment . . . . . . . . . . . . . . . . . .  8
      4.10  Death of Eligible Employee  . . . . . . . . . . . . . . . . .  9
      4.11  Restrictions on Transfer of Shares and Opportunities  . . . .  9
      4.12  Fractional Shares . . . . . . . . . . . . . . . . . . . . . .  9
      4.13  Other Provisions  . . . . . . . . . . . . . . . . . . . . . .  9


ARTICLE V      EMPLOYEE NOTE, PLEDGE AGREEMENT AND DISCLOSURE STATEMENTS  10

      5.01  Payment Arrangements  . . . . . . . . . . . . . . . . . . . . 10
      5.02  Payroll Deductions  . . . . . . . . . . . . . . . . . . . . . 10
      5.03  Prepayment of Employee Note, Pledge Agreement and Disclosure
            Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      5.04  Interest on Payroll Deduction Accounts  . . . . . . . . . . . 10
      5.05  Periodic Reports  . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE VI     ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . 11

      6.01  The Administrative Committee  . . . . . . . . . . . . . . . . 11
      6.02  Option to Suspend the 1994 Plan . . . . . . . . . . . . . . . 11
      6.03  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 11
      6.04  Ministerial Assistance to Administrative Committee  . . . . . 11


ARTICLE VII    TERM OF PLAN . . . . . . . . . . . . . . . . . . . . . . . 12


ARTICLE VIII   AMENDMENT, MERGER AND TERMINATION  . . . . . . . . . . . . 12


ARTICLE IX     REVIEW PROCEDURE UPON DENIAL OF A CLAIM  . . . . . . . . . 13

      9.01  Notice of Denial of Claim  . . . . . . . . . . . . . . .  . . 13
      9.02  Review Procedure. . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE X      APPLICATION OF FUNDS . . . . . . . . . . . . . . . . . . . 14


ARTICLE XI     NO OBLIGATION TO EXERCISE AN OPPORTUNITY  . . . . . . . . .14


ARTICLE XII    APPROVAL OF SHAREHOLDERS . . . . . . . . . . . . . . . . . 14


ARTICLE XIII   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . 14

      13.01  Severability . . . . . . . . . . . . . . . . . . . . . . . . 14
      13.02  Construction   . . . . . . . . . . . . . . . . . . . . . . . 14
      13.03  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      13.04  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 15

                           First Security Corporation

                        1994 EMPLOYEE STOCK PURCHASE PLAN

                           Effective DECEMBER 20, 1994
                    (SUBJECT TO APPROVAL OF THE SHAREHOLDERS)

                                    ARTICLE I

                                     Purpose


     1.01 NAME OF PLAN. The 1994 Plan and concomitant rights created by the Corporation in accordance with the terms hereof shall be known as the 1994 First Security Corporation Employee Stock Purchase Plan.

     1.02 PURPOSE. This Plan is intended as an incentive to employee performance and to encourage stock ownership by all qualifying employees of First Security Corporation so that they may acquire or increase their proprietary interest in the success of First Security Corporation, and to encourage them to remain in the employ of First Security Corporation. It is further intended that this plan constitute an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and that the receipt and disposition of First Security Common Stock pursuant to this plan shall qualify for tax treatment under Section 421(a) of said Code. All provisions of this plan shall be construed to effectuate these purposes.

     1.03 EFFECTIVE DATE. This Plan shall be effective as of December 20, 1994, subject to subsequent shareholder approval at the 1995 Annual Meeting of Shareholders. It is understood that this plan shall not comply with the provisions of Section 423 of the Internal Revenue Code unless it is approved by a majority of the shareholders of the Corporation during the period beginning twelve months before and ending twelve months after the Effective Date. It is further understood that NASDAQ National Market System requirements also may mandate such shareholder approval. Notwithstanding these requirements for such approval to meet the criteria for special tax benefits, and listing of the Corporation's shares on the NASDAQ NMS, this Plan shall be otherwise legally valid beginning on the Effective Date.

     1.04 PRIOR PLANS. This Plan is a successor to previously employed employee stock purchase plans, including the First Security Corporation 1983 Employee Stock Purchase Plan. Shares authorized for use in any such prior plans are continued within the share authorization of this Plan, and to the extent that any long term financing arrangements under the prior plans are still in operation for purchases of shares under the prior plans, such financing arrangements will be respected and will be governed in all respects by the applicable prior plan provisions.

                                   ARTICLE II

                                   DEFINITIONS

     2.01 "ADMINISTRATIVE COMMITTEE". The term "Administrative Committee" shall refer to those non-employee Directors of the Corporation elected by the majority vote of the Board of Directors of the Corporation to sit on the Executive Committee of the Board.

     2.02 "BOARD". The term "Board" shall refer to the duly elected and functioning Board of Directors of the Corporation as in existence from time to time.

     2.03 "CLAIMANT". The term "Claimant" as used herein shall refer to an employee who makes a claim for benefits or special consideration under the 1994 Plan.

     2.04 "CODE". The term "the Code" shall refer to the Internal Revenue Code of 1986, as amended.

     2.05 "CORPORATION". The term "Corporation" refers to First Security Corporation and all "subsidiaries" or "parents" (as defined in Sections 425(e) and (f) of the Code) of First Security Corporation as and when such relationships are created.

     2.06 "DATE OF PURCHASE". The "Date of Purchase" or "Purchase Date" as to any Shares shall be the business day that the Administrative Committee receives a fully-executed Employee Stock Purchase Agreement together with the necessary Exercise Price in cash, or a fully completed and executed Employee Note, Pledge Agreement and Disclosure Statement from an Eligible Employee.

     2.07 "EFFECTIVE DATE". The "Effective Date" of the 1994 Plan shall be December 1, 1994.

     2.08 "ELIGIBLE EMPLOYEE". The term "Eligible Employee" herein shall mean an employee of the Corporation as of the Enrollment Date (1) whose customary employment is more than twenty (20) hours per week; (2) whose customary term of employment is for at least five (5) months per year; and (3) who has been employed by the Corporation for at least one (1) year.

     2.09 "EMPLOYEE". An "Employee" is a person engaged in rendering personal service to the Corporation and who is on the payroll records of the Corporation as a common law employee, all as determined solely by the Administrative Committee.

     2.10 "EMPLOYEE NOTE, PLEDGE AGREEMENT AND DISCLOSURE STATEMENT". The term "Employee Note, Pledge Agreement and Disclosure Statement" shall refer to that form of agreement provided for in the 1994 Plan which will authorize and instruct the Corporation to advance funds to the Eligible Employee for the purchase of Shares and to implement the payroll deduction mechanism requested by the Eligible Employee. The form of this agreement is attached hereto as Exhibit "A".

     2.11 "EMPLOYEE STOCK PURCHASE AGREEMENT". The term "Employee Stock Purchase Agreement" shall mean the document submitted by an Eligible Employee who, during the Pendency of an Opportunity, desires to acquire Shares. Each Employee Stock Purchase Agreement executed and delivered by an Eligible Employee shall specify the number of Shares being acquired, and shall be accompanied by the Exercise Price, or by an Employee Note, Pledge Agreement and Disclosure Statement. The form of Employee Stock Purchase Agreement is attached as Exhibit "C".

     2.12 "ENROLLMENT DATE". The term "Enrollment Date" shall refer to the date which is ten (10) business days immediately prior to the date of a Letter, and is the date on which the Administrative Committee shall make determinations as to which Employees are Eligible Employees for the Opportunity then to be offered.


     2.13 "FAIR MARKET VALUE". The term "Fair Market Value" as used herein shall mean the "last sale" price of the Corporation's Common Stock as quoted on the NASDAQ National Market System on the day prior to the Opportunity date.

     2.14 "LETTER". The term "Letter" shall refer to the Notification Letter from the Administrative Committee to an Eligible Employee notifying the Eligible Employee that he has been granted an Opportunity and disclosing to the Eligible Employee all of the necessary terms, conditions and mechanics of exercise of an Opportunity. The form of Letter is attached as Exhibit "B" hereto and made a part hereof by this reference.

     2.15 "OPPORTUNITY". The term "Opportunity" shall mean the right granted to an Eligible Employee during any Plan Year to acquire Shares for the announced Exercise Price. An Opportunity will last for such a period as determined by the Administrative Committee, not to exceed one month.

     2.16 "OPPORTUNITY DATE". The term "Opportunity Date" shall mean the date set out in a Letter as the beginning date of an Opportunity.

     2.17 "PENDENCY OF AN OPPORTUNITY". The term "Pendency of an Opportunity" shall be that period beginning on the date a Letter is received by an Eligible Employee and ending on the last day of the Opportunity as provided in the Letter. Each new Letter grants and declares a new Opportunity and creates a new period of "Pendency of an Opportunity".

     2.18 "PLAN" or "1994 PLAN". The terms "the Plan", "this Plan" and "the 1994 Plan" shall refer herein to the 1994 First Security Corporation Employee Stock Purchase Plan and all rights, responsibilities and provisions contained in this document as approved by the Board of Directors and/or the shareholders of the Corporation.

     2.19 "PLAN YEAR". A "Plan Year" is the twelve calendar month period beginning with the start date of an Opportunity and ending at the end of such twelve month period.

     2.20 "PURCHASE PRICE". The term "Purchase Price" shall mean the purchase price for Shares disclosed in the Letter as the binding price at which Shares may be purchased during an Opportunity. The Purchase Price may be no less than 85% and no more than 100% of the Fair Market Value of the Shares in an Opportunity, as determined by the Administrative Committee.

     2.21 "SHARES". The "Shares" shall refer to the 1,000,000 shares of First Security Corporation Common Stock authorized by the Board to be issued to purchasing Eligible Employees under this Plan.


                                   ARTICLE III

                                   THE SHARES

     3.01 AGGREGATE LIMIT. No more than an aggregate of 1,000,000 Shares may be issued under the terms of this Plan. This number includes any Shares previously authorized for prior plans, but which remained unsold as of the Effective Date of this Plan. This number shall also be subject to adjustment as provided in Article 3.03 hereof. All Shares will remain available for use under the 1994 Plan unless and until purchased by an Eligible Employee, or until the 1994 Plan is terminated as provided herein.

     3.02  LIMITATIONS ON THE ACQUISITION OF SHARES.

     (a) If the Purchase Price of an Opportunity is less than 100% of Fair Market Value,

          (1) No Eligible Employee may participate in the 1994 Plan if, at the time a Letter otherwise would issue, that Employee owns shares of the Corporation's Common Stock possessing five percent (5%) or more of the total combined voting power OR value of all classes of the Corporation's capital stock then outstanding. For purposes of the foregoing sentence, the rules of Section 424(d) of the Code shall apply in determining stock ownership.

          (2) No Eligible Employee will be granted an Opportunity which permits his rights to purchase stock under the 1994 Plan or an employee stock purchase plan of any corporation related to the Corporation at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such Opportunity is granted) for each calendar year in which such Opportunity is outstanding. In determining if and when the accrual limitation has been reached in the case of any Eligible Employee, the rules of
          Section 423(b)(8) of the Code shall govern and shall control in the event any portion of this Article III is in conflict therewith.

     (b) No Eligible Employee may purchase less than 25 Shares in any Opportunity, nor may any Eligible Employee purchase more Shares in an Opportunity than would be valued at the aggregate Purchase Price to equal more than 50% of the Eligible Employee's base salary.


     3.03 RECAPITALIZATION. Subject to any required action by the Shareholders of the Corporation, the number of Shares, and the Purchase Price per Share under this Plan, shall be proportionately adjusted for any increase or decrease in the number of authorized and issued shares of the Corporation's Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend.

     Subject to any required action by the Shareholders of the Corporation, if the Corporation shall be a party to any merger or consolidation which becomes effective during the Pendency of an Opportunity, any Eligible Employee then subject to an Agreement shall receive securities in the surviving company equal in value and seniority to the Shares to which he would have been entitled under this Plan had there been no merger or consolidation.

     In the event of a change in the Corporation's Common Stock as presently constituted, which is limited to a change of par value into the same or a different number of Shares with a different par value, the shares resulting from any such change shall be deemed to be Shares within the meaning of the 1994 Plan.

     To the extent that the foregoing adjustments relate to the Shares, such adjustments shall be made by the Administrative Committee, whose determination shall be final, binding and conclusive on all persons interested in the 1994 Plan. The Administrative Committee shall act to see that this Plan and the rights granted Eligible Employees hereunder shall not be adjusted in a manner that causes the Shares or the 1994 Plan to fail to continue to qualify under
Section 423 of the Code.

     Nothing in this Plan shall affect the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate with any other entity, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

     3.04 RIGHTS AS A SHAREHOLDER. From the Date of Purchase, the purchasing employee shall have all of the rights of a shareholder of the Corporation as to such Shares. The Corporation shall maintain possession of, and a security interest in, Shares purchased by Eligible

Employees under an Employee Note, Pledge Agreement and Disclosure Statement, to the extent the purchase price Shares remain unpaid for in full, including interest, pursuant to the terms of any Employee Note, Pledge Agreement and Disclosure Statement. Subject to that security interest, Eligible Employees may vote such Shares, receive dividends thereon and otherwise exercise the prerogatives of ownership thereof. However, no stock certificate shall be issued until full payment, including interest, has been received for such Shares.


                                   ARTICLE IV

                      TERMS AND CONDITIONS OF OPPORTUNITIES

     4.01 GRANTING OF OPPORTUNITIES. The Administrative Committee may grant Opportunities to Eligible Employees beginning on and after the Effective Date. As provided in the Letter, the number of Shares offered an Eligible Employee during an Opportunity may differ from the number offered to another Eligible Employee in the discretion of the Administrative Committee.

     4.02 LETTERS. All Opportunities shall be evidenced by a Letter given to each Eligible Employee qualified as of the applicable Enrollment Date. The terms and provisions of the Opportunity will be described in the Letter, and these may vary from Plan Year to Plan Year so long as they are all consistent with this Plan. The Letter will also have attached a form of the Employee Note, Pledge Agreement and Disclosure Statement and of the Employee Stock Purchase Agreement.

     4.03 SUMMARY PLAN DESCRIPTION / PROSPECTUS. On each Enrollment Date every Eligible Employee not previously so provided will be given a Summary Plan Description / Prospectus explaining all of the terms and conditions of the 1994 Plan and describing the Shares, all as permitted and/or required under applicable law. All Eligible Employees shall have access through their supervisors to the current Annual and Quarterly Reports of the Corporation.
To the extent of any material amendment to this Plan, or any other material change in circumstances requiring an amendment to the Summary Plan Description / Prospectus then in circulation, such amended Summary Plan Description / Prospectus shall be distributed to all Eligible Employees as soon as possible prior to the commencement of the next Opportunity.

     4.04 PURCHASING SHARES UNDER THE 1994 PLAN. An Eligible Employee may purchase Shares by executing and delivering a fully completed and executed Employee Stock Purchase Agreement together with (1) the Purchase Price in the form of cash or a cashier's check or (2) a completed and executed Employee Note, Pledge Agreement and Disclosure Statement. Employees utilizing an Employee Note, Pledge Agreement and Disclosure Statement are not thereby precluded from separately using an Employee Stock Purchase Agreement to acquire additional Shares during the Pendency of an Opportunity; PROVIDED that such Employee Stock Purchase Agreement must be accompanied by the full Purchase Price in cash or another Employee Note, Pledge Agreement and Disclosure Statement, and PROVIDED further that such

Eligible Employee does not, after consideration of the Shares covered by the Employee Note, Pledge Agreement and Disclosure Statement then in place, thereby exceed any limitation for acquisition of Shares during the Plan Year as set forth in Article III.

     4.05 DATE OF PURCHASE. Shares will be purchased as of the Date of Purchase for purposes of taxable gains or losses based upon certain holding periods, as well as for the application of Section 16 of the Securities Exchange Act of 1934, where applicable.

     4.06 NO EMPLOYMENT RIGHTS. The execution and delivery of an Employee Note, Pledge Agreement and Disclosure Statement or an Employee Stock Purchase Agreement shall not impose upon the Corporation any obligation to retain an Eligible Employee as an Employee for any period. Conversely the exercise of any Opportunity granted under the 1994 Plan shall not be made a condition of continued employment with the Corporation.

     4.07 NO DISCRIMINATION. All Eligible Employees shall have the same rights and privileges in connection with this Plan; PROVIDED, however, that the number of Shares which may be purchased by a particular Eligible Employee may bear a uniform relationship to the total compensation of that Eligible Employee.

     4.08 MEDIUM AND TIME OF PAYMENT. The Purchase Price shall be payable in United States currency (or its substantial equivalent) at the time of delivery of an Employee Stock Purchase Agreement, or ratably through payroll deductions, as provided in 4.04, above.

     4.09 TERMINATION OF EMPLOYMENT. In the event that an Eligible Employee shall cease to be employed for any reason, including retirement, during the Pendency of an Opportunity, such terminated Eligible Employee's rights to exercise an Opportunity shall lapse as of the effective date of termination. An authorized leave of absence or an absence for military or governmental services or other temporary leave or absence shall, in the discretion of the Administrative Committee, not constitute a termination of employment for the purposes of any or all Opportunities.

     An Eligible Employee whose employment is terminated for any reason, except death, and who has in effect an Employee Note, Pledge Agreement and Disclosure Statement shall have two weeks from the date of the termination letter sent to him/her by the Corporation to pay the full remaining Purchase Price plus accrued interest in order to retain ownership of the Shares subject to the Note.
Failure to pay the full remaining Purchase Price plus accrued interest in this time period will result in the Corporation repurchasing the Shares at Fair Market Value determined as of the date of the termination notice received by the Corporation from the Human Resources Division. If the Fair Market Value so determined is equal to or greater than the Purchase Price of the relevant Shares plus accrued interest without regard to payments otherwise made on the Note, then the Purchase Price and accrued interest will be credited to the Corporation and the remainder, if any, will be remitted in cash to the terminating employee. If the Fair Market Value so determined is less than the Purchase Price of the relevant Shares plus accrued interest without regard to payments otherwise made on the Note, then the Fair Market Value will be credited to the Corporation and the unpaid balance of the Purchase Price and accrued interest will be payable by the terminating employee immediately.

     4.10 DEATH OF ELIGIBLE EMPLOYEE. If an Eligible Employee shall die while using an Employee Note, Pledge Agreement and Disclosure Statement, the deceased Eligible Employee's estate shall have 60 days from the date of death of the Employee to fulfill the requirements of Section 4.09.

     4.11 RESTRICTIONS ON TRANSFER OF SHARES AND OPPORTUNITIES. No rights of an Eligible Employee under this Plan are transferable by the Eligible Employee other than by will or the laws of descent and distribution.

     Until the Effective Date of a Registration Statement filed with the appropriate federal and state authorities covering the Shares, all Eligible Employees acquiring Shares will be restricted in their disposition of such Shares as required by federal and state securities laws, and the Corporation's transfer agent shall be directed that Shares acquired in the absence of an effective Registration Statement, but pursuant to the 1994 Plan, must be represented by certificates which are properly legended to indicate the appropriate federal and state restrictions on transferability. The Summary Plan Description / Prospectus delivered to each Eligible Employee will make clear from time to time whether the Shares to be acquired by the Eligible Employee are covered by an effective Registration Statement or will be subject to federal and state securities laws' restrictions on transferability.

     At all times, Eligible Employees who have purchased Shares must inform the Corporation immediately and in writing of any sale or other transfer of such Shares.

     4.12 FRACTIONAL SHARES. Fractional Shares shall not be issued under the 1994 Plan, and any accumulated payroll deductions which would have been used to purchase fractional Shares shall be returned to any Eligible Employee as soon as practicable under the circumstances.

     4.13 OTHER PROVISIONS. Any Letter and/or the Summary Plan Description / Prospectus authorized under this Plan shall contain such other provisions, including, without limitation, restrictions upon the purchase of Shares, as the Administrative Committee shall determine in its discretion from time to time. Any Letter may also contain such limitations and restrictions upon the purchase of Shares as shall be consistent with federal law and as shall be necessary in order that such Letter or this Plan shall not violate any provision of Section 423 of the Code or to conform to any provision in current law, applicable regulation, or successor provisions thereto.

                                    ARTICLE V

            EMPLOYEE NOTE, PLEDGE AGREEMENT AND DISCLOSURE STATEMENTS

     5.01 PAYMENT ARRANGEMENTS. Eligible Employees may respond to a Letter and purchase some or all of the Shares made available through the Letter by means of an Employee Note, Pledge Agreement and Disclosure Statement, with deductions from Eligible Employee's payroll beginning with the second paycheck following the Date of Purchase. Eligible Employees using an Employee Note, Pledge Agreement and Disclosure Statement may separately acquire other Shares by executing and delivering an Employee Stock Purchase Agreement and paying the full cash Purchase Price or another Employee Note, Pledge Agreement and Disclosure Statement during the Pendency of an Opportunity, all subject to the provisions of Article III.

     5.02 PAYROLL DEDUCTIONS. By means of an Employee Note, Pledge Agreement and Disclosure Statement, the Purchase Price shall be divided into equal deduction amounts by the number of paychecks to be issued to the Eligible Employee over the succeeding sixty (60) months. (For example, if the Purchase Price for an Eligible employee is $1000.00, and their is anticipated to be 100 paychecks issued to the Eligible Employee during the succeeding sixty months, then the amount of periodic payroll deduction will be $10.00, plus a PRO-RATA allocation of accrued and unpaid interest.) Payroll deductions shall begin with the third paycheck following the date of the Employee Note, Pledge Agreement and Disclosure Statement.

     5.03 PREPAYMENT OF EMPLOYEE NOTE, PLEDGE AGREEMENT AND DISCLOSURE STATEMENT. An Eligible Employee having deductions made from payroll under an Employee Note, Pledge Agreement and Disclosure Statement may prepay in full the amount of the Purchase Price then due, together with accrued interest thereon, and thereby be entitled to the delivery of the Shares purchased thereby free of any lien or claim by the Corporation.

     5.04 INTEREST ON PAYROLL DEDUCTION ACCOUNTS. Interest shall accrue on the unpaid portion of the Purchase Price for the Shares being acquired through an Employee Note, Pledge Agreement and Disclosure Statement. The interest rate will be set by the Administrative Committee and announced in the Letter. The rate shall be the lowest rate then required by IRS regulations to avoid imputation of interest. A customary and usual PRO-RATA allocation of interest due and payable on the deferred Purchase Price shall be included in each deduction from payroll.

     5.05 PERIODIC REPORTS. the Corporation will furnish all Eligible Employees using an Employee Note, Pledge Agreement and Disclosure Statement a quarterly report as to the amount of deductions by then accumulated and the interest paid and remaining principal due.

                                   ARTICLE VI

                                 ADMINISTRATION

     6.01 THE ADMINISTRATIVE COMMITTEE. The 1994 Plan shall be administered by the Administrative Committee, comprised of three or more Non-Employee Directors of the Corporation appointed by the Board. The Board may from time to time remove members from, or add members to, the Administrative Committee. Vacancies on the Administrative Committee, howsoever caused, shall be filled by the Board. The Administrative Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. A majority of the Administrative Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Administrative Committee, shall be the valid acts of the Administrative Committee.

     During his term of office on the Administrative Committee, no member of the Administrative Committee shall be deemed an Eligible Employee hereunder.

     6.02 OPTION TO SUSPEND THE 1994 PLAN. The Administrative Committee may choose not to grant an Opportunity in any year. The suspension of the operation of the 1994 Plan for any period or periods of time shall be in the sole discretion of the Administrative Committee.

     6.03 INDEMNIFICATION. In addition to such other rights of indemnification as they may have as Directors of the Corporation, the members of the Administrative Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or willful misconduct in the performance of his duties; such indemnification shall result provided that within sixty (60) days after institution of any above action, suit or proceeding, such Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same. Notwithstanding anything herein to the contrary, a condition of such indemnification shall be the cooperation of the indemnitee with the Corporation in the defense of any such lawsuit.

     6.04 MINISTERIAL ASSISTANCE TO ADMINISTRATIVE COMMITTEE. The Board may designate persons other than the Administrative Committee to carry out ministerial responsibilities in administering the 1994 Plan. Any such allocation, designation, or delegation shall be made pursuant to a written instrument. Any such allocation, designation or delegation duly recorded in the Minutes of the Board shall be deemed to be made by a written instrument meeting the requirements of the foregoing sentence.

                                   ARTICLE VII

                                  TERM OF PLAN

     Opportunities may be granted to Eligible Employees pursuant to this Plan from time to time within a period of ten (10) calendar years from December 1, 1994, or until all 1,000,000 Shares shall have been acquired by Eligible Employees, whichever is sooner.

                                  ARTICLE VIII

                        AMENDMENT, MERGER AND TERMINATION

     The Corporation reserves the right to amend this Plan at any time and from time to time, in whole or in part, by a written resolution duly adopted by its Board, including without limitation, retroactive amendments necessary or advisable to ensure compliance by the 1994 Plan with Section 423 of the Code, or corresponding provisions of subsequently enacted law. However, no amendment shall:

          (a) increase or decrease the number of Shares subject to the 1994 Plan or alter or amend the class of employees eligible to purchase Shares under the 1994 Plan without approval of the shareholders of First Security within twelve (12) months before or after such alteration or amendment, or

          (b) be effective prior to, or have any force or effect without, any approval, adoption or ratification by the shareholders of First Security, as the case may be, which is required by applicable federal and state law then in effect, particularly but not exclusively in order that this Plan continues to comply with Section 423 of the Code.


                                   ARTICLE IX

                     REVIEW PROCEDURE UPON DENIAL OF A CLAIM

     9.01 NOTICE OF DENIAL OF CLAIM. Any denial by the Administrative Committee of a claim for benefits or special consideration under the 1994 Plan made by or on behalf of a Claimant shall be stated in writing by the Administrative Committee and delivered or mailed to the Claimant. Such notice shall set forth the specific reasons for the denial, written in a manner that may be understood without legal or actuarial counsel. Such notice shall also advise the Claimant of the availability of a review of the decision denying the claim by a committee of the Board established for that purpose.

     9.02 REVIEW PROCEDURE. Any Claimant whose claim for benefits or special consideration has been denied, shall be afforded a reasonable opportunity for a review of the decision denying the claim in accordance herewith. The Administrative Committee shall establish and may modify from time to time uniform rules of procedure for such a review of the decision denying the claim. Such review shall be made by a committee of the Board established for that purpose. Although the Claimant will be allowed a reasonable opportunity to marshall and submit evidence and argument in support of his position, such review procedure, however, shall not include the opportunity of a personal appearance by the Claimant whose claim has been denied. If, after such review, the claim is denied, the Claimant shall be notified of the denial, and the notice shall set forth the specific reasons for denial written in a manner that may be understood without legal or actuarial counsel.

     An Administrative Committee decision on denial of a claim with respect to which no review is sought by the Claimant within the time and manner as may be prescribed by the Administrative Committee shall be final and binding on all persons interested in the 1994 Plan. If a review is requested by a Claimant, the decision of the reviewing body shall be final, binding and conclusive on all persons interested in the 1994 Plan.


                                    ARTICLE X

                              APPLICATION OF FUNDS

     The proceeds received by First Security from the sale of Shares pursuant to this Plan will be used for general corporate purposes in the discretion of management.


                                   ARTICLE XI

                    NO OBLIGATION TO EXERCISE AN OPPORTUNITY

     The receipt of a Letter shall impose no obligation upon an Eligible Employee to acquire Shares or otherwise act under this Plan.


                                   ARTICLE XII

                            APPROVAL OF SHAREHOLDERS

     The 1994 Plan shall be effective on and after the Effective Date but must be approved by the holders of a majority of the outstanding shares of Common Stock of the Corporation in order to comply with the provisions of Section 423 of the Code, which approval must occur within the period beginning twelve (12) months before and ending twelve (12) months after the date the 1994 Plan is adopted by the Board.

                                  ARTICLE XIII

                                  MISCELLANEOUS


     13.01 SEVERABILITY. In the event any Article, section, paragraph, subparagraph or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the 1994 Plan, and the 1994 Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the 1994 Plan.

     13.02 CONSTRUCTION. Where applicable, the masculine includes the feminine and neuter and vice versa. Where applicable, the singular includes the plural and vice versa. Where a word or phrase is defined in one place in the 1994 Plan and appears in capitalized form in another place in the 1994 Plan, such word or phrase shall have the meaning set forth at the place where the word or phrase is defined, unless the context clearly requires otherwise. A word or phrase in noncapitalized form shall retain its plain meaning taken in the context in which it appears, regardless of whether said word or phrase is defined elsewhere in the 1994 Plan.

     13.03 HEADINGS. The headings are for reference only. In the event of a conflict between a heading and the content of an Article or paragraph, the content of the Article or paragraph shall control.

     13.04 GOVERNING LAW. This Plan is created in the State of Utah, and shall be construed, administered and enforced according to the laws of the State of Utah, except to the extent pre-empted by valid provisions of applicable federal law.

     IN WITNESS THAT THIS PLAN HAS BEEN ADOPTED BY THE REQUISITE ACTS OF THE BOARD, we have hereto set our hands as of this 1st day of December, 1994.



                /s/ Spencer F. Eccles
               ----------------------
               Chief Executive Officer
[SEAL]


                /S/ Alonzo W. Watson
               ---------------------
               Secretary